Exhibit 99.1

Navigators Announces Share Repurchase Program

NEW YORK, November 16, 2009 — The Navigators Group, Inc. (NASDAQ:NAVG) today announced that its Board of Directors has adopted a stock repurchase program for up to $35 million of the Company’s common stock. Repurchases may be made from time to time at prevailing prices in open market or privately negotiated transactions through December 31, 2010. The timing and amount of the repurchase transactions under the program will depend on a variety of factors, including the trading price of the stock, market conditions and corporate and regulatory considerations.

“The authorization of a share repurchase program reflects the Board’s confidence in the Company’s financial condition and our ability to grow shareholder value in the future,” commented Stan Galanski, President and Chief Executive Officer. “It demonstrates our commitment to effective capital management while assuring policyholders and investors of our financial strength and claims paying ability.”

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe. Navigators Insurance Company and Navigators Specialty Insurance Company are both rated ‘A’ (Excellent) by A.M. Best and ‘A’ (Strong) by Standard & Poor’s.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:
Francis W. McDonnell
Senior Vice President & Chief Financial Officer
(914) 933-6270
fmcdonnell@navg.com
www.navg.com